Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 10, 2014

$[•] SuperTrackSM Notes due February 19, 2015 Linked to the Performance of an Equally Weighted Basket of Common Stocks Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	January 13, 2014

Issue Date:	January 16, 2014

Basket Final Valuation Date:	February 13, 2015*

Maturity Date:	February 19, 2015**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	An equally weighted basket of the following common stocks (each a “Basket Component” and collectively, the “Basket Components”):

Basket Component Issued by	Bloomberg Ticker Symbol	Initial Price
Valero Energy Corporation	VLO UN <Equity>	$[—]
Tesoro Corporation	TSO UN <Equity	$[—]
Marathon Petroleum Corporation	MPC UN <Equity>	$[—]

Maximum Return:	[20.00%]*** *** The actual Maximum Return will be set on the Basket Initial Valuation Date and will not be less than 20.00%.

Upside Leverage Factor:	1.50

Payment at Maturity:

If you hold your Notes to maturity, you will receive (in each case, subject to our credit risk) a cash payment per $1,000 principal amount Note that you hold calculated as follows:

•     If the Final Basket Level is greater than the Initial Basket Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

Assuming that the Maximum Return is set at 20.00% on the Basket Initial Valuation Date, if the Basket Return is 13.33% or more, you will receive (subject to our credit risk) a payment at maturity of $1,200.00 per $1,000 principal amount Note, the maximum possible payment on the Notes.

•     If the Final Basket Level is equal to or less the Initial Basket Level but greater than or equal to the Barrier Level, you will receive a cash payment of $1,000.00 per $1,000 principal amount Note.

•     If the Final Basket Level is less than the Barrier Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return]

You will lose some or all of your principal if the Basket Return is less than –20.00% and, accordingly, the Final Basket Level is less than the Barrier Level. If the Final Basket Level is less than the Barrier Level, your Notes will be fully exposed to the negative performance of the Basket and you may lose up to 100% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$[—]	$[—]	$[—]	$[—]

‡	Barclays Capital Inc. will receive commissions from the Issuer of up to 1.50% of the principal amount of the Notes, or $15.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $950.00 and $970.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction

Terms of the Notes, Continued

Initial Basket Level:	The Initial Basket Level will be set to 100.00 on the Basket Initial Valuation Date.

Final Basket Level:

The Final Basket Level will reflect the Basket Return, as measured from the Basket Initial Valuation Date to the Basket Final Valuation Date and will be calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

Barrier Level:	80.00, which is equal to 80.00% of the Initial Basket Level, rounded to two decimal places.

Basket Return:	The Basket Return is the arithmetic average of the Basket Component Returns for each Basket Component.

Basket Component Return:	For any Basket Component, the performance of such Basket Component from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	With respect to a Basket Component, the Closing Price of such Basket Component on the Basket Initial Valuation Date, as set forth in the table above.

Final Price:	With respect to a Basket Component, the Closing Price of such Basket Component on the Basket Final Valuation Date.

Closing Price:

With respect to a Basket Component on a valuation date, the official closing price per share of such Basket Component on that valuation date as displayed on the applicable Bloomberg Professional® service page as set forth in the table above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of a Basket Component will be based on the alternate calculation as described in “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741T4P9 / US06741T4P92

*	Subject to postponement in the event of a Market Disruption Event and as described under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement.
**	Subject to postponement in the event of a Market Disruption Event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement and under and “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

Additional information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Basket Initial Valuation Date, based on prevailing market conditions on the Basket Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Basket Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Basket Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Basket Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Basket Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Basket Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

Hypothetical Examples

Illustrative Calculations of Basket Component Returns, Basket Return, Final Basket Level and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component and the Basket Return. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only and do not relate to the actual Closing Price of any Basket Component on the Basket Initial Valuation Date or the Basket Final Valuation Date. We cannot predict the Basket Component Returns of any of the Basket Components or the Basket Return.

This example assumes the Closing Price of the Basket Components as indicated, a Maximum Return of 20.00%, the Upside Leverage Factor of 1.50, the Initial Basket Level of 100.00 and the Barrier Level of 80.00.

Basket Component	Initial Price	Final Price	Basket Component Return
Valero Energy Corporation	$52.90	$55.55	5.00%
Tesoro Corporation	$58.00	$63.80	10.00%
Marathon Petroleum Corporation	$91.04	$85.58	-6.00%

Step 1: Calculate the Basket Component Return of each Basket Component.

As the table above demonstrates, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Price to its Final Price, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Basket Return.

The Basket Return will be equal to the arithmetic average of the Basket Component Returns for each Basket Component. Assuming the Basket Component Returns set forth in the table above, the Basket Return is therefore equal to 3.00%.

Step 3: Calculate the Final Basket Level.

As set forth on the cover page of this preliminary pricing supplement, the Final Basket Level is equal to (a) the Initial Basket Level plus (b) the Initial Basket Level times the Basket Return. Accordingly, the Final Basket Level is calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

100.00 + [100.00 × 3.00%] = 103.00

Step 4: Calculate the payment at maturity.

As set forth on the cover page of this preliminary pricing supplement, if the Final Basket Level is greater than the Initial Basket Level, your payment at maturity per $1,000 principal amount Note will be equal to (a) $1,000 plus (b) $1,000 times the Basket Return times the Upside Leverage Factor, subject to the Maximum Return. Accordingly, assuming the Final Basket Level set forth above, your payment at maturity will be calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 3.00% × 1.50] = $1,045.00

Assuming the Final Basket Level calculated in Step 3 above, therefore, an investor in the Notes will receive (subject to our credit risk) a cash payment of $1,045.00 per $1,000 principal amount Note on the Maturity Date.

PPS-5

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. These examples do not take into account any tax consequences of investing in the Notes and make the following key assumptions:

•	Initial Basket Level: 100.00

•	Maximum Return: 20.00%

•	Upside Leverage Factor: 1.50

•	Barrier Level: 80.00

For a detailed description of how the Basket Return, Final Basket Level and payment at maturity will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Return, Final Basket Level and Payment at Maturity” above.

Basket Return	Final Basket Level	Payment at Maturity (per $1,000 principal amount Note)	Total Return
50.00%	150.00	$1,200.00	20.00%
40.00%	140.00	$1,200.00	20.00%
30.00%	130.00	$1,200.00	20.00%
20.00%	120.00	$1,200.00	20.00%
15.00%	115.00	$1,200.00	20.00%
13.33%	113.33	$1,200.00	20.00%
10.00%	110.00	$1,150.00	15.00%
5.00%	105.00	$1,075.00	7.50%
0.00%	100.00	$1,000.00	0.00%
-10.00%	90.00	$1,000.00	0.00%
-20.00%	80.00	$1,000.00	0.00%
-30.00%	70.00	$700.00	-30.00%
-40.00%	60.00	$600.00	-40.00%
-50.00%	50.00	$500.00	-50.00%
-60.00%	40.00	$400.00	-60.00%
-70.00%	30.00	$300.00	-70.00%
-80.00%	20.00	$200.00	-80.00%
-90.00%	10.00	$100.00	-90.00%
-100.00%	0.00	$0.00	-100.00%

Example 1: The level of the Basket increases from an Initial Basket Level of 100.00 to a Final Basket Level of 105.00.

Because the Final Basket Level is greater than the Initial Basket Level, and because the Basket Return of times the Upside Leverage Factor is not greater than the Maximum Return, the investor receives a payment at maturity of $1,075.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 1.50] = $1,075.00

The total return on the investment of the Notes is 7.50%.

Example 2: The level of the Basket increases from an Initial Basket Level of 100.00 to a Final Basket Level of 115.00.

Because the Basket Return times the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,200.00 per $1,000 principal amount Note, the maximum possible payment on the Notes.

The total return on investment of the Notes is 20.00%.

Example 3: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 90.00.

Because the Final Basket Level is less than the Initial Basket Level but not less than the Barrier Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on investment of the Notes is 0.00%

Example 4: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 60.00.

Because the Final Basket Level is less than the Barrier Level, the investor is fully exposed to the decline of the Basket from the Initial Basket Level to the Final Basket Level and receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 + [$1,000 × -40.00%] = $600.00

The total return on the investment of the Notes is -40.00%.

PPS-6

Selected Purchase Considerations

•	Market Disruption Events—The Basket Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described under “ Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the accompanying prospectus supplement.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Basket Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date. In such a case, the Maturity Date will be postponed by the same number of Business Days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date.

•	Adjustments to the Basket—For a description of adjustments that may affect the Basket or one or more of the Basket Components, see “Reference Asset—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” and “Reference Assets—Equity Securities—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Equity Security”.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as described under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Basket Components. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” Under recently proposed regulations, non-U.S. holders will not be subject to the Section 871(m) withholding tax described in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” on payments made prior to January 1, 2016; accordingly, holders of the Notes will not be subject to this tax.

PPS-7

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in Significant Loss; Your Notes Will be Fully Exposed to any Negative Performance of the Basket if the Final Basket Level is Less than the Barrier Level—The Notes do not guarantee any return of principal. Any payment at maturity of the Notes is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any negative performance of the Basket if the Final Basket Level is less than the Barrier Level. If the Final Basket Level is less than the Barrier Level, you will lose some or all the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Any Positive Return on the Notes will Not Exceed the Maximum Return—If Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount Note that you hold, you will receive at maturity (subject to our credit risk) $1,000 plus an additional amount that will not exceed the Maximum Return multiplied by $1,000. The Maximum Return will be set on the Basket Initial Valuation Date and will not be less than 20.00%. Assuming that the Maximum Return is set at 20.00% on the Basket Initial Valuation Date, the maximum possible payment that you may receive at maturity will be $1,200.00 per $1,000 principal amount Note.

•	The Payment at Maturity of Your Notes is Not Based on the Prices of the Basket Components at Any Time Other than the Closing Prices of the Basket Components on the Basket Final Valuation Date—The Basket Component Return of each Basket Component (and, in turn, the Basket Return and the Final Basket Level) will be based solely on the Final Price of each Basket Components as compared to the Initial Price of each Basket Components. Therefore, if the price per share of one or more of the Basket Components drops precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the prices of the Basket Components at any time prior to such drop.

•	Changes In The Closing Prices of The Basket Components Will Be Weighted and the Weighted Performance of the Basket Components May Offset Each Other—The Notes are linked to an equally weighted basket of common stocks, as set forth on the cover page of this preliminary pricing supplement. Movements in the price of the Basket Components may change such that the performances of each Basket Component over the term of the Notes may or may not correlate with each other. Even if the price of one or more of Basket Components increases from its Initial Price to its Final Price, the prices of the other Basket Components may not increase as much or may even decline. We can make no assurances that the positive performance of any Basket Components from their respective Initial Price to their respective Final Price will be sufficient to offset the negative performance of any other Basket Components that declined from their Initial Price to their Final Price. We can provide no assurances that the Final Basket Level will be greater than either the Initial Basket Level when calculated on the Basket Final Valuation Date.

•	No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in any of the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the Basket Components would have.

•	The Baskets Components are All Concentrated in One Industry—All of the Basket Components are companies that operate in the petroleum refining business and related businesses in the United States. The prices of crude and refined petroleum products (and, consequently, the profitability of companies engaged in related businesses) may be affected by a variety of complex factors that may interact in unpredictable ways, such as general market demand and economic conditions, seasonal and weather-related factors, government regulations and policies and other political developments. Any adverse developments in the petroleum industry resulting from such factors may have a negative effect on one or more of the Basket Component issuers and, accordingly, on the value of your Notes.

PPS-8

The issuance of the Notes is not a recommendation by us or any of our affiliates of the Basket or any Basket Components. You are urged to consult with your own advisors prior to making a decision in the Notes. You should reach a decision whether to invest in the Notes only after you have carefully considered, with your advisors, the information set out in this preliminary pricing supplement and the accompanying prospectus and prospectus supplement.

For more information about the Basket Components, please see “The Basket Components” below in this preliminary pricing supplement.

•	There Are Risks Associated with Investing in Notes Linked to Equity Securities—The prices of the Basket Components can rise or fall sharply due to factors specific to each such Basket Component and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Basket Component.

•	Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account

PPS-9

the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment

PPS-10

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Unpredictable Factors, Including Economic and Market Factors, Will Impact the Value of the Notes—In addition to the prices of the Basket Components on any day, and in addition to the factors set forth above, the value of the Notes will be affected by a number of unpredictable factors including economic and market factors that interrelate in complex ways and the effect of one factor on the value of the Notes may either offset or magnify the effect of another factor, including:

•	the performance of the Basket, the performance of any of the Basket Components and the volatility of the prices of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	our financial condition and hedging activities;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The Basket Components

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing each Basket Component can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Basket Component comes from each company’s respective SEC filings. You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of any of the companies issuing the Basket Components of any other publicly available information regarding any of these companies.

PPS-11

Valero Energy Corporation

According to publicly available information, Valero Energy Corporation (“Valero”) owns and operates refineries located in the United States, Canada, the United Kingdom and Aruba. Valero markets branded and unbranded refined products on a wholesale basis in the U.S., Canada and the United Kingdom. Valero also sells refined products through a network of retail and wholesale branded outlets in the U.S., Canada, the United Kingdom, Aruba and Ireland.

Information filed by Valero with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13175, or its CIK Code: 0001035002. This Basket Component is listed on the New York Stock Exchange under the ticker symbol “VLO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Valero’s SEC filings or of any other publicly available information regarding this Basket Component.

Historical Performance of the Common Stock of Valero Energy Corporation

The following table sets forth the high and low intraday prices, as well as end-of-quarter Closing Prices, of the Common Stock of Valero during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	63.44	42.65	44.86
June 30, 2008	48.87	36.50	37.62
September 30, 2008	36.89	27.39	27.68
December 31, 2008	26.75	12.83	19.77
March 31, 2009	23.61	14.83	16.35
June 30, 2009	21.28	14.64	15.43
September 30, 2009	18.73	14.22	17.71
December 31, 2009	18.88	14.52	15.30
March 31, 2010	18.90	15.94	18.00
June 30, 2010	19.52	14.94	16.42
September 30, 2010	16.73	14.30	15.99
December 31, 2010	21.33	15.76	21.12
March 31, 2011	28.07	21.18	27.24
June 30, 2011	27.86	21.17	23.36
September 30, 2011	24.56	16.24	16.24
December 31, 2011	24.39	15.68	19.23
March 31, 2012	26.09	17.91	23.54
June 30, 2012	24.05	18.61	22.06
September 30, 2012	30.83	21.59	28.94
December 31, 2012	31.41	25.76	31.17
March 31, 2013	44.31	31.38	41.55
June 30, 2013	42.09	33.76	34.77
September 30, 2013	37.13	33.54	34.15
December 31, 2013	50.40	33.73	50.40
January 9, 2014*	52.90	49.35	52.90

*	For the period starting on January 1, 2014 and ending on January 9, 2014

PPS-12

The following graph sets forth the historical performance of the Common Stock of Valero based on daily Closing Prices from January 1, 2008 through January 9, 2014. The Closing Price of one share of the Common Stock of Valero on January 9, 2014 was $52.90.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

PPS-13

Tesoro Corporation

According to publicly available information, Tesoro Corporation (“Tesoro”) is an independent petroleum refiner and marketer in the United States. Tesoro, through its subsidiaries, primarily manufactures and sells transportation fuels, such as gasoline, jet fuel and diesel fuel, as well as other products, including heavy fuel oils, liquefied petroleum gas, petroleum coke and asphalt.

Information filed by Tesoro with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03473, or its CIK Code: 0000050104. This Basket Component is listed on the New York Stock Exchange under the ticker symbol “TSO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Tesoro’s SEC filings or of any other publicly available information regarding this Basket Component.

Historical Performance of the Common Stock of Tesoro Corporation

The following table sets forth the high and low intraday prices, as well as end-of-quarter Closing Prices, of the Common Stock of Tesoro during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	47.75	27.16	30.00
June 30, 2008	32.78	19.06	19.77
September 30, 2008	19.87	14.92	16.49
December 31, 2008	16.28	6.80	13.17
March 31, 2009	19.11	12.23	13.47
June 30, 2009	18.43	12.40	12.73
September 30, 2009	15.69	10.89	14.98
December 31, 2009	16.59	12.34	13.55
March 31, 2010	15.05	11.70	13.90
June 30, 2010	14.39	10.92	11.67
September 30, 2010	13.36	10.54	13.36
December 31, 2010	18.68	12.93	18.54
March 31, 2011	27.76	17.98	26.83
June 30, 2011	28.23	20.84	22.91
September 30, 2011	25.34	18.39	19.47
December 31, 2011	29.18	18.21	23.36
March 31, 2012	29.91	22.48	26.84
June 30, 2012	26.80	21.55	24.96
September 30, 2012	41.90	25.40	41.90
December 31, 2012	44.73	35.46	44.05
March 31, 2013	58.97	40.22	58.55
June 30, 2013	64.90	48.37	52.32
September 30, 2013	57.75	43.98	43.98
December 31, 2013	59.08	41.54	58.50
January 9, 2014*	58.07	56.77	58.00

*	For the period starting on January 1, 2014 and ending on January 9, 2014

PPS-14

The following graph sets forth the historical performance of the Common Stock of Tesoro based on daily Closing Prices from January 1, 2008 through January 9, 2014. The Closing Price of one share of the Common Stock of Tesoro on January 9, 2014 was $58.00.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

PPS-15

Marathon Petroleum Corporation

According to publicly available information, Marathon Petroleum Corporation (“Marathon”) is a petroleum product refiner, marketer and transporter in the United States. Martahon’s business activities include, among other things, refining crude oil and other feedstocks, purchasing ethanol and refined products for resale and distribution, selling transportation fuels and convenience products in the retail market in the Midwest, transporting crude oil and other feedstocks to refineries and other locations and delivering refined products to wholesale and retail market areas.

Information filed by Marathon with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35054, or its CIK Code: 0001510295. This Basket Component is listed on the New York Stock Exchange under the ticker symbol “MPC”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Marathon’s SEC filings or of any other publicly available information regarding this Basket Component.

Historical Performance of the Common Stock of Marathon Petroleum Corporation

The following table sets forth the high and low intraday prices, as well as end-of-quarter Closing Prices, of the Common Stock of Marathon during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	N/A	N/A	N/A
June 30, 2008	N/A	N/A	N/A
September 30, 2008	N/A	N/A	N/A
December 31, 2008	N/A	N/A	N/A
March 31, 2009	N/A	N/A	N/A
June 30, 2009	N/A	N/A	N/A
September 30, 2009	N/A	N/A	N/A
December 31, 2009	N/A	N/A	N/A
March 31, 2010	N/A	N/A	N/A
June 30, 2010	N/A	N/A	N/A
September 30, 2010	N/A	N/A	N/A
December 31, 2010	N/A	N/A	N/A
March 31, 2011	N/A	N/A	N/A
June 30, 2011*	41.40	37.25	41.40
September 30, 2011	44.97	27.06	27.06
December 31, 2011	38.92	27.15	33.29
March 31, 2012	45.21	30.96	43.36
June 30, 2012	44.92	34.28	44.92
September 30, 2012	55.61	43.43	54.59
December 31, 2012	63.00	53.05	63.00
March 31, 2013	91.13	60.25	89.60
June 30, 2013	89.83	70.38	71.06
September 30, 2013	75.09	62.99	64.32
December 31, 2013	91.73	62.10	91.73
January 9, 2014**	91.04	88.26	91.04

*	For the period starting on June 23, 2011 and ending on June 30, 2011
**	For the period starting on January 1, 2014 and ending on January 9, 2014

PPS-16

The following graph sets forth the historical performance of the Common Stock of Marathon based on daily Closing Prices from June 23, 2011 through January 9, 2014. The Closing Price of one share of the Common Stock of Marathon on January 9, 2014 was $91.04.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-17